Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT is executed as of the 26th day of May 2022 and effective as of February 21, 2022 (the “Effective Date”), by and among Basanite, Inc. (“Basanite”), Technicon Consulting Group, Inc. (“Consultant”) and Key Honey Contracting, LLC (“Key Honey”) (each a “Party” and collectively the “Parties”).

WHEREAS, Consultant currently provides construction industry-related consulting services to Key Honey;

WHEREAS, the Parties see mutual advantage in arranging for Consultant to provide Basanite with the Services (defined below) on the terms provided for in this Agreement; and

WHEREAS, Key Honey has determined it would benefit by paying Consultant’s fees and expenses for the Services to be provided to Basanite in exchange for warrants to purchase shares of common stock of Basanite on the terms provided for herein.

NOW, THEREFORE, the Parties, in exchange for good and valuable consideration the receipt of which is acknowledged, agree as follows:

1. Services To Be Performed.

(a) Subject to the terms and conditions of this Agreement, Basanite retains the Consultant, whose employees possess certain skills and knowledge in the construction industry, to provide technical, marketing and sales services to Basanite (as described further below, the “Services”). It is acknowledged that the Consultant began to perform the Services on or about the Effective Date.

(b) The Services will be performed for Technicon by Frederick H. Tingberg, Jr. (“Mr. Tingberg”), an employee of Consultant, who shall be appointed as Chief Technical Officer of Basanite. Consultant may not substitute a different individual to provide the Services without Basanite’s prior written consent. Specifically, Mr. Tingberg will use his good faith best efforts to market and drive sales of Basanite’s products by (i) making introductions to federal, state and local governments and municipalities as well as construction companies and other businesses likely to purchase Basanite’s products, (ii) working with Basanite personnel to close such sales, and (iii) developing and implementing marketing and sales strategies for Basanite. Mr. Tingberg shall also provide technical expertise regarding Basanite’s product development and manufacturing capabilities. It is anticipated that Technicon will provide approximately 120 hours of such Services each month.

(c) This Agreement shall not take effect until Consultant and Mr. Tingberg have executed and delivered to Basanite the “Confidentiality, Non-Solicitation and Assignment of Inventions Agreement” annexed hereto as Appendix A (the “Confidentiality Agreement”).

(d) Notwithstanding anything in this Agreement to the contrary, and notwithstanding that Mr. Tingberg may publicly be referred to as Basanite’s Chief Technical Officer or another officer title, neither Technicon nor Mr. Tingberg shall have any power or authority to bind Basanite and shall not make any public or private representations to that effect. All Services shall be performed subject to Consultant’s compliance with Section 7 hereof and the other applicable terms of this Agreement and the Confidentiality Agreement.

2. Fees and Expenses.

(a) Consultant’s sole compensation for the Services shall be a monthly fee of $25,000 (Twenty-Five Thousand Dollars) (the “Fee”) to be paid solely by Key Honey on the last day of each month in which Consultant provides satisfactory Services. Fees for partial months of Services on account of early termination of this Agreement shall be pro-rated.

(b) Basanite shall have no responsibility for paying Consultant’s Fee or expenses and is not a guarantor of Key Honey’s promise and obligation to pay Consultant’s Fee or any of Consultant’s expenses.

(c) Key Honey (and not Basanite) shall reimburse Consultant for reasonable and necessary pre-approved out-of-pocket expenses incurred by the Consultant in performing the Services under this Agreement. Such reimbursements may include personal auto mileage, coach airfare, hotel accommodations, car rental, and necessary entertainment expenses. All travel expenses involving airfare and/or overnight lodging must be pre-approved by Basanite and Key Honey in writing. Entertainment expenses must also be pre-approved by Basanite and Key Honey in writing and are limited to meetings deemed by Basanite to be absolutely necessary to the performance of the Services agreed to herein, and must be submitted to Basanite and Key Honey with receipts, details about the business conducted during the meetings and a list of those entertained. Reimbursement requests must comply with I.R.S. guidelines, if applicable. No expense shall be reimbursed without a receipt. Key Honey will not reimburse Consultant for Consultant’s normal and ordinary business expenses associated with the operation of Consultant’s business.

3.Warrant Grant. In consideration of Key Honey’s payment of Consultant’s Fees and expenses, Basanite shall grant Key Honey a Warrant to purchase shares of Basanite’s common stock, such warrant being in the form annexed hereto as Appendix B.

4. Independent Contractor.

(a) The Parties each agree that Consultant is acting hereunder as an independent contractor. This Agreement does not establish an employment, partnership, joint venture or agency relationship between or among any of the Parties. It is understood that Consultant is free to work for other parties during the term of this Agreement and does not exclusively work for Basanite or for Key Honey.

(b) The Consultant (including Mr. Tingberg) shall not represent or hold itself, or any of its employees or agents, out to anyone as being an employee of Basanite or Key Honey.

(c) The Consultant is solely and exclusively responsible for all federal, state and/or local taxes and withholdings with respect to any compensation the Consultant or any of its employees or agents, including Mr. Tingberg, earns as a result of this Agreement, and other statutory or contractual obligations of any sort, including but not limited to, workers’ compensation insurance, health insurance, and unemployment insurance. The Consultant, its officers, directors, employees and agents shall have no claim against Basanite or Key Honey for employee benefits, including vacation pay, sick leave, retirement benefits, social security, workers’ compensation, health or disability benefits, unemployment insurance benefits, or other employee benefits of any kind. Consultant understands it is not a named insured on any Basanite or Key Honey insurance policy (except with respect to Mr. Tingberg solely in his capacity as a member of the Board of Directors of Basanite).

(d) The Consultant will determine the method, details and means of performing the above-described Services, subject to Section 7.

(e) Except for such times when Consultant shall perform Services at Basanite’s facilities, the Consultant shall be responsible for supplying and using its own office space, business equipment, telephone, copier and other materials necessary to conduct Consultant’s business and to perform the Services contemplated by this Agreement.

5. Term of Agreement. This Agreement becomes effective when signed by the parties and shall continue for an initial term ending on the first anniversary of the Effective Date. Such initial term shall be automatically extended for successive twelve (12) month terms, unless the Consultant or Basanite provide the other with no less than fifteen (15) days’ prior written notice of its intention not to renew the term.

6. Termination.

(a) At any time, Consultant or Key Honey (on the one hand) or Basanite (on the other hand) may terminate this Agreement at will on fifteen (15) days’ written notice.

(b) In addition, Consultant or Key Honey (on the one hand) or Basanite (on the other hand) may terminate this Agreement on seven (7) days’ written notice of material breach of this Agreement. The Party giving notice may not terminate this Agreement if the party that receives notice of material breach cures it within seven (7) days of receipt of the written notice. The written notice must state the specific facts and circumstances alleged to constitute material breach.

(c) Upon termination of the engagement under this Agreement for any reason, Consultant shall return to Basanite all Basanite property and return to Basanite all documents (in any form) related to any Services performed by Consultant and otherwise continue to comply with the provisions of the Confidentiality Agreement.

7. Status Reports. Basanite and Key Honey reserve the right to require the Consultant to provide status reports from time to time with updates and information Basanite or Key Honey deems necessary for either of them to evaluate the Consultant’s performance of the Services to be provided under this Agreement. Key Honey acknowledges and agrees that the reports and updates it receives hereunder may constitute or may contain “material non-public information” of Basanite for purposes of the U.S. federal securities laws, and that Key Honey and its affiliates will at all times abide by all laws, rules and regulations related to the handling and use of such material non-public information. Consultant shall not perform any Services which an officer of Basanite requests Consultant not to perform.

8. Confidentiality Agreement. The terms and provisions of the Confidentiality Agreement are incorporated by reference into this Agreement as if fully set forth herein and shall be equally applicable to the Consultant and Mr. Tingberg, and shall be effective as of the Effective Date.

9. Warranty. Consultant warrants and covenants that: (i) the Services have been and will be performed in a professional and workmanlike manner in accordance with all applicable laws, rules and regulations, (ii) none of such Services or any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; and (iii) all work under this Agreement shall be Consultant’s original work and none of the Services will infringe, misappropriate or violate any intellectual property or other right of any person or entity.

10. Defense and Indemnity. The Consultant agrees to defend, indemnify and hold harmless (including the payment of attorneys’ fees and expenses) Basanite and Key Honey, their respective current and former directors, officers, employees, members, agents and volunteers against any and all demands, claims, suits, losses, liability, damages (“Claims”) brought by third-parties arising from or related to the Services provided by Consultant pursuant to this Agreement, except for Claims found by a court or arbitration to have arisen primarily from the gross negligence or intentional wrongful acts of Basanite or Key Honey.

11. Insurance/Limitation of Liability.

(a) Consultant acknowledges that it has been strongly advised by Basanite and Key Honey to obtain, at Consultant’s own expense, adequate liability insurance coverage with respect to the Services to be provided (it being agreed that Basanite shall not be required to provide such insurance coverage to Consultant or Mr. Tingberg).

(b) No Party will be liable to the other under this Agreement for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of the amounts paid to Consultant for the services performed under this Agreement, provided, however, that this limitation on liability shall not apply to any provision of the Confidentiality Agreement or Section 10 hereof (governing indemnification of third-party claims).

12. Delegation of Duties. This Agreement and the Services contemplated hereunder are personal to Consultant and Mr. Tingberg and Consultant shall not delegate any of its duties under this Agreement, without the prior express written consent of Basanite. Any attempt to do so shall be void.

13.Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed, or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) when sent, with affirmative confirmation of receipt, if sent by email, (c) one (1) business day after being sent, if sent by reputable, internationally recognized overnight courier service or (d) three (3) business days after the date of mailing by registered or certified mail (prepaid and return receipt requested), in any case, to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

If to the Consultant:

Technicon Consulting Group, Inc.

ATTN: Ms. Yahaira Tingberg

2005 SW Amarillo Lane

Palm City, FL 34990

Email: [           ]

If to Basanite:

Basanite, Inc.

Attn: Mr. Simon Kay

Chief Executive Officer

2041 NW 15th Avenue

Pompano Beach, FL 33069

Email: sk@basaniteindustries.com

If to Key Honey:

Key Honey Contracting, LLC

Attn: Richard Gibbs III

Chief Executive Officer

936 Crane Blvd

Sugarloaf Key, FL 33042

Email: [           ]

14. Waiver. Waiver by one party hereto of a breach of any provision of this Agreement by the other shall not constitute or operate as a continuing waiver.

15. Injunctive Relief. Notwithstanding the arbitration provision in Section 16 of this Agreement, any Party shall be entitled to seek from a court of proper jurisdiction a temporary restraining order, or preliminary injunction, or other preliminary equitable relief to preserve the status quo upon in the event of a threatened breach, breach, or continuing breach, of any provision of this Agreement or the Confidentiality Agreement by any Party. Resort to such preliminary equitable relief shall not constitute a waiver of the right to arbitration or of any other rights or remedies that any Party may have for damages or otherwise. The various rights and remedies of the Parties under this Agreement and the Confidentiality Agreement or otherwise shall be construed to be cumulative, and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

16. Arbitration. All disputes arising out of the terms of this Agreement, Consultant’s engagement under this Agreement, any compensation given to Consultant under this Agreement, and the termination of this Agreement, shall be submitted to final, binding arbitration in Broward County, Florida before a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect at the time any arbitration proceeding commences. Any decision or award as a result of any such arbitration proceeding shall be in writing, shall provide an explanation for all conclusions of law and fact, and shall include the assessment of costs, expenses and reasonable attorney fees. An award of arbitration may be confirmed in a court of competent jurisdiction.

17. Governing Law. This Agreement shall be deemed to have been entered into in the State of Florida. The interpretation and performance of all the terms of this Agreement shall be governed by and construed in accordance with the applicable laws of the State of Florida and applicable federal laws, if any, without reference to the conflicts of laws principles thereof.

18. Severability. If any provision of this Agreement, or any portion thereof, is held to be invalid or unenforceable by any court of competent jurisdiction or arbitrators, such invalid or unenforceable provision or portion thereof shall not affect the remainder of this Agreement.

19. Counterparts; Effectiveness. This Agreement may be executed in counterparts and that facsimile signatures shall be as effective as if originals. This Agreement shall not become effective until it is executed by all three Parties to the Agreement but shall be effective as of the Effective Date upon such execution.

20. Entire Agreement. This Agreement and the appendixes hereto constitute the entire agreement among Basanite, Key Honey, and Consultant with respect to the subject matter herein and terminates and supersedes all prior understandings or agreements, whether written or oral. This Agreement may be not be altered or modified except by a written document signed by all three parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement effective as of the date first written above.

Basanite, Inc.

By:	/s/ Simon Kay
Simon Kay
Chief Executive Officer

Key Honey Contracting Corporation.

By:	/s/ Richard Gibbs III
Richard Gibbs III
Chief Executive Officer

Technicon Consulting Group, Inc.

By:	/s/ Yahaira Tingberg
Yahaira Tingberg
Chief Executive Officer

Appendix A

CONFIDENTIALITY, NON-SOLICITATION AND
ASSIGNMENT OF INVENTIONS AGREEMENT

This CONFIDENTIALITY, NON-SOLICITATION AND ASSIGNMENT OF INVENTIONS AGREEMENT (this “Agreement”), is entered into as of this 23rd day of May 2022 and effective as of February 21, 2022 (the “Effective Date”), between Basanite, Inc. (the “Company”), on the one hand, and Technicon Consulting Group, Inc. (“Technicon”) and Frederick H. Tingberg, Jr. (“Mr. Tingberg”), on the other hand (collectively with Technicon, the “Consultant”).

WHEREAS Technicon has entered into a Consulting Agreement with the Company and Key Honey Contracting, LLC, dated effective as of the Effective Date (the “Consulting Agreement”), under which Technicon will provide “Services” (as defined in the Consulting Agreement);

WHEREAS, the execution of this Agreement by Technicon and Mr. Tingberg is a condition to the effectiveness of the Consulting Agreement.

NOW, THEREFORE, in consideration of the foregoing, the agreements and convents of the parties under the Consulting Agreement, and the indirect benefit to be received by Mr. Tingberg under the Consulting Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant hereby agree as follows:

1. Confidentiality.

(a)    Consultant hereby acknowledges that, in connection with the Services, Consultant shall receive access to the confidential or proprietary information of the Company or its affiliates, including, drawings, designs, trade secrets, technology, devices, research data, machines or compositions, specifications, methods, processes, techniques, know-how, formulae, compounds, reagents, constructs, customer and supplier lists, personnel and financial data, pricing, business operations and strategies and plans, in each case whether spoken, written, printed, electronic, or in any other form or medium (the foregoing, collectively, “Confidential Information”). Confidential Information also includes all Inventions (as defined below) and any information disclosed by third parties to the extent that the Company or its affiliate has an obligation of confidentiality in connection therewith.

(b)    Consultant agrees during the term of the Consulting Agreement and for any period of time thereafter to treat any Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party, or to any other employees or agents to Consultant, without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. Consultant shall use the same degree of care in the protection of the Confidential Information as the Consultant uses with respect to its own confidential information, but not less than a reasonable level of care. Consultant shall notify the Company immediately in the event he becomes aware of any loss or disclosure of any Confidential Information in violation of this Agreement. Consultant acknowledges and agrees that the Confidential Information received by Consultant hereunder may constitute or may contain “material non-public information” of Basanite for purposes of the U.S. federal securities laws, and that Consultant and its affiliates will at all times abide by all laws, rules and regulations related to the handling and use of such material non-public information.

(c)    Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or pursuant to the valid order of a court of competent jurisdiction; provided that (i) the Company is given reasonable prior written notice, (ii) Consultant cooperates with any reasonable request of the Company or its affiliates to seek to prevent or narrow such disclosure and (iii) if after compliance with clauses (i) and (ii) such disclosure is still required, Consultant only discloses such portion of the Confidential Information that is expressly required to be disclosed by such law or order, as it may be subsequently narrowed.

(d)    Notwithstanding the foregoing, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

2. Covenants not to Solicit. During the term of the Consulting Agreement and for a period of one (1) year thereafter, Consultant shall not, directly or indirectly, whether as an employee, employer, agent, officer, director, consultant, partner, member, owner, equity holder (other than as the owner of an interest of less than five percent (5%) in a publicly traded entity), or otherwise, (a) solicit, divert or take away or attempt to solicit, divert or take away any of the Company’s or its affiliates’ current or prospective clients, customers, suppliers or vendors; or (b) interfere with the business relationships (whether formed heretofore or hereafter) between the Company or its affiliates and any of their respective clients, customers, suppliers or vendors. If at any time the foregoing provisions shall be deemed to be invalid or unenforceable or are prohibited by a court of competent jurisdiction, this Section shall be considered divisible and shall become and be immediately amended, to include only such time and extent as shall be determined to be reasonable and enforceable by such court, and the Company and Consultant agree that this Section, as so amended, shall be valid and binding as though any invalid or unenforceable provisions had not been included herein.

3. Assignment of Inventions and Copyrights.

(a)    Consultant hereby agrees that any and all inventions, improvements, concepts, ideas, trademarks, innovations, products, trade secrets, methods, processes, patents, applications and other intellectual property rights, whether patentable or otherwise registrable or not, which Consultant may invent, discover, originate, develop, make or conceive during the course of rendering the Services, either solely or jointly with others (the “Inventions”), shall be the sole and exclusive property of the Company.

(b)    Consultant, without additional consideration, hereby sells, assigns, transfers and sets over to the Company, its successors, assigns, or nominees, as the case may be, all of Consultant’s right, title, and interest in and to any Inventions, whether patentable or otherwise registrable or not, and in and to all income, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity for past, present, or future infringement of the Inventions, and in and to all rights corresponding to the foregoing throughout the world. Consultant agrees, upon the request and at the expense of the Company or any person or entity to whom the Company may have granted or grants rights, to execute any and all applications, assignments, instruments, papers and other documents, which the Company shall deem necessary or desirable for the protection or perfection of such rights, including the execution of new, divisional, continuing, and reissue patent applications, to make all rightful oaths, to testily in any proceeding in the U.S. Trademark and Patent Office or in the courts, and generally to do everything lawfully possible to aid the Company, its successors, assigns, and nominees to obtain, enjoy, and enforce proper patent or other protection in the United States and in foreign countries for the Inventions assigned under this Agreement. Consultant hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignment or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

(c)    Consultant agrees that all written works created in the course of providing the Services are hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for the Company. If, for any reason, any of the written works created in the course of providing the Services do not constitute a “work made for hire,” Consultant hereby irrevocably assigns to the Company, in each case without additional consideration, all right, title, and interest throughout the world in any copyrights therein.

(d)    Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” (collectively, “Moral Rights”). Consultant hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Consultant may now or hereafter have in any jurisdiction to any Moral Rights with respect to any works created in the course of providing the Services.

4. Amendment and Waiver. Neither this Agreement nor any term, covenant, condition, or other provision hereof may be amended, modified, changed, waived, discharged, or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge, or termination is sought. Waiver by either party of any particular default by the other party shall not affect or impair such party’s rights in respect to any subsequent default of the same or a different nature, nor shall any delay or omission of either party to exercise any rights arising from any default by the other party affect or impair such party’s rights as to such default or any subsequent default.

5. Injunctive Relief; Rights Cumulative. Notwithstanding the arbitration provision in Section 6 of this Agreement, the Company shall be entitled to seek a temporary restraining order, or preliminary injunction, or other preliminary equitable relief to preserve the status quo upon in the event of a threatened breach, breach, or continuing breach, of any provision of this Agreement by Consultant. Resort to such preliminary equitable relief shall not constitute a waiver of the right to arbitration or of any other rights or remedies that any Party may have for damages or otherwise. The various rights and remedies of the Parties under this Agreement or otherwise shall be construed to be cumulative, and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

6. Arbitration. All disputes arising out of the terms of this Agreement, shall be submitted to final, binding arbitration in Broward County, Florida before a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect at the time any arbitration proceeding commences. Any decision or award as a result of any such arbitration proceeding shall be in writing, shall provide an explanation for all conclusions of law and fact, and shall include the assessment of costs, expenses and reasonable attorney fees. An award of arbitration may be confirmed in a court of competent jurisdiction.

7. Choice of Law. This Agreement shall be deemed to have been entered into in the State of Florida. The interpretation and performance of all the terms of this Agreement shall be governed by and construed in accordance with the applicable laws of the State of Florida and applicable federal laws, if any, without reference to the conflicts of laws principles thereof.

8. Entire Agreement. This Agreement embodies the entire agreement between the Company and Consultant with respect to the subject matter hereof, and, except as otherwise expressly provided herein, this Agreement shall not be affected by reference to any other document.

9. Severability. If any provision of this Agreement, or any portion thereof, is held to be invalid or unenforceable by any court of competent jurisdiction or arbitrators, such invalid or unenforceable provision or portion thereof shall not affect the remainder of this Agreement.

10.   Miscellaneous. Consultant shall not, without the prior written consent of the Company and except as otherwise required by law, in any manner disclose, advertise, communicate or otherwise publish or make known to any other individual (other than his attorneys and other professional advisors) in any way, the fact of this Agreement or the Consulting Agreement, the terms, provisions, or any part hereof or thereof, purpose, conditions, considerations or compensation provided for under this Agreement or the Consulting Agreement. The paragraph titles and headings used herein are provided for information purposes only. In this Agreement, the singular includes the plural and the plural the singular, and the use of a masculine, feminine or neither pronoun shall be deemed to include a reference to the others. In this Agreement: (a) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; and (b) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement. This Agreement may be executed in one or more counterparts (including by facsimile, pdf or other electronic document transmission), and when so executed shall constitute a binding Agreement. This Agreement shall not be construed for or against a party based upon authorship or the source of drafting.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered effective as of the day and year first written above.

Basanite, Inc.

By:	/s/ Simon R. Kay	/s/ Frederick H. Tingberg, Jr.
	Simon R, Kay, Chief Executive Officer and President and Acting Interim Chief Financial Officer	Frederick H. Tingberg, Jr.

Technicon Consulting Group, Inc.

		By:	/s/ Yahaira Tingberg
		Name:	Yahaira Tingberg
		Title:	Chief Executive Officer

Appendix B

Form of Warrant to Key Honey Contracting, LLC

See attached.